Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports 6% Sales Growth in Second Quarter Fiscal 2019

Backlog grows to $2.0 million driven by Alternative Energy and Medical markets

MILTON, N.Y., October 15, 2018 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2019 second quarter and year-to-date period ended August 31, 2018.

Financial Highlights

• Net sales increased 6% to $2.8 million in the quarter and were up 7% to $5.5 million for the year-to-date period

• Backlog was $2.0 million at quarter end, up 63% since the end of fiscal 2018 and up 39% from the trailing first quarter

• Company continues to expect solid growth in sales for fiscal year 2019

“Industry conditions combined with our sales and marketing initiatives are driving record levels of proposals and quotes, which we expect to continue to drive strong order flow,” commented Dr. Christopher L. Coccio, Chairman and CEO. “As expected, operating income reflects the continued investments we are making to expand our addressable markets and develop industry leading technology. In the long run, we expect the growth in volume we are working to capture will ultimately translate into strong operating leverage.”

Dr. Coccio concluded, “Given our current backlog, we anticipate solid performance in fiscal 2019. Because of the shift in product mix toward higher value, complex ultrasonic coating machines, we can have wide variations in both order flow and shipments from quarter to quarter given the timing and nature of machine sales. Specifically, as customers in the fuel cell industry begin to scale up from R&D prototype production to low rate production, orders can be uneven. Importantly, we believe we are building a business and opportunities pipeline that can achieve substantial profitable growth over the long term.”

Year-to-Date Fiscal 2019 Results (Narrative compares with prior-year period unless otherwise noted)

	Six Months Ended August 31,		Change
	2018	2017	$	%
Net Sales	$5,519,000	$5,154,000	365,000	7%
Gross Profit	2,616,000	2,509,000	107,000	4%
Gross Margin	47.4%	48.7%
Operating Income	$46,000	$111,000	(65,000)	(59%	)
Operating Margin	0.8%	2.1%
Net Income	$81,000	$71,000	10,000	14%
Net Margin	1.5%	1.4%
Diluted Earnings Per Share	$0.01	$0.00
Weighted Average Shares - Diluted	15,169,000	15,060,000

Over the last few years, Sono-Tek has shifted its business from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems to original equipment manufacturers (“OEMs”). The average unit selling price range has broadened as a result to $50 thousand to over $240 thousand per unit. As a result, order flow and backlog can vary from quarter to quarter. These machines also require larger content and hardware, such as complex motion control systems, from outside suppliers, which impacts the gross margin profile somewhat.

The Company’s net sales growth in the first half of fiscal 2019 was driven primarily by the Medical market, which was up 47% to $2.1 million. This was the result of the Company’s success with providing paid coating services for customer product development that drives demand for its ultrasonic coating equipment. Sales in the Alternative Energy market were up marginally through the first six months of the fiscal year; however, based upon the Company’s current backlog, sales to this market are expected to be stronger in the second half of fiscal 2019.

In the first half of fiscal 2019, approximately 62% of sales originated outside of the United States and Canada compared with 56% in the prior-year period.

From a product sales perspective, OEM Systems were up 60%, or $367,000, to $978,000 in the first half of fiscal 2019 as the Company continued to successfully provide subsystems and components, including the custom-designed Align system, to OEMs. Multi-Axis Coating Systems increased $367,000 to $2.1 million as a result of higher sales of more complex, highly engineered and higher value machines primarily for the Medical and Alternative Energy markets. These increases more than offset the decline in sales of Integrated Coating Systems, which primarily are for more mature applications in the Medical market and can be highly variable in order volume. See the accompanying tables at the end of this release for a breakout of sales by Market and Product for the six months ended August 31, 2018.

Gross margin was negatively impacted by the change in product mix and higher direct labor and service department costs, which were partially offset by the benefit of higher volume. Operating expenses were up in the period as the Company continued to invest in research and product development as well as marketing and selling activities in order to expand its future market opportunities. This includes additional software and resources as the Company begins to integrate smart technology into its products.

Higher interest and dividend income combined with net rental income aided net income growth to $81,000.

Backlog of $2.0 million was up 63% over $1.2 million at the end of fiscal 2018 and increased 39% since the end of the first quarter of fiscal 2019.

Second Quarter Fiscal 2019 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended August 31,		Change
	2018	2017	$	%
Net Sales	$2,818,000	$2,654,000	164,000	6%
Gross Profit	1,345,000	1,329,000	16,000	1%
Gross Margin	47.7%	50.1%
Operating Income	$14,000	$90,000	(76,000)	(84%	)
Operating Margin	0.5%	3.4%
Net Income	$59,000	$55,000	4,000	7%
Net Margin	2.1%	2.1%
Diluted Earnings Per Share	$0.00	$0.00
Weighted Average Shares - Diluted	15,224,000	15,065,000

The net sales growth and change in gross and operating margins reflects similar commentary as the year-to-date discussion above. Approximately 62% of sales originated outside of the United States and Canada in the second quarter compared with 45% in the prior-year period. See the accompanying tables at the end of this release for a breakout of sales by Market and Product for the three months ended August 31, 2018.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $5.7 million, down from
$6.4 million at the end of fiscal 2018. The decline was the result of the timing of working capital requirements primarily due to an increase in receivables and inventory. Higher inventory is to address both customer demand for shorter delivery cycles and increased order levels.

Year-to-date capital expenditures were $160,000 compared with $43,000 in the prior-year period.  The increase was primarily due to investments to upgrade the Company’s CNC machinery.  Sono-Tek anticipates total capital expenditures to be approximately $0.4 million to $0.6 million in fiscal 2019.

At August 31, 2018, the Company had total debt of $949,000, down $77,000 since fiscal 2018 year-end. Long-term debt is comprised of the mortgage on the Company’s industrial park complex and has an interest rate of 4.15%. Sono-Tek has a revolving credit line of $750,000 and a $250,000 equipment purchase facility, both of which had no outstanding borrowings at quarter-end.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit
www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of
Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products and paid coating services; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; continued reduction in inventory requirements; maintenance of order backlog; consummation of order proposals; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; effectiveness of CNC machining upgrade; and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
Sono-Tek Corporation	(716) 843-3908
info@sono-tek.com	dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2018	2017	2018	2017

Net Sales	$5,518,591	$5,154,430	$2,817,731	$2,653,696
Cost of Goods Sold	2,902,949	2,645,405	1,473,286	1,325,188
Gross Profit	2,615,642	2,509,025	1,344,445	1,328,508

Operating Expenses
Research and product development costs	653,764	617,173	319,898	307,923
Marketing and selling expenses	1,326,701	1,215,471	696,913	627,674
General and administrative costs	589,200	564,980	313,808	302,590
Total Operating Expenses	2,569,665	2,397,624	1,330,619	1,238,187

Operating Income (Loss)	45,977	111,401	13,826	90,321

Interest Expense	(20,817)	(24,031)	(10,203)	(11,818)
Interest and Dividend Income	71,522	36,211	36,916	19,068
Realized gain (loss) on sale of marketable securities	119,075	(8,584)	89,683	(8,584)
Net unrealized loss on marketable securities	(129,657)	—	(80,596)	—
Other income	19,515	7,592	16,995	9,251

Income Before Income Taxes	105,615	122,589	66,621	98,238

Income Tax Expense	25,061	52,075	7,497	43,593

Net Income	80,554	70,514	59,124	54,645

Other Comprehensive Income
Net unrealized gain on marketable securities	—	59,638	—	32,603

Comprehensive Income	$80,554	$130,152	$59,124	$87,248

Basic Earnings Per Share	$0.01	$0.00	$0.00	$0.00

Diluted Earnings Per Share	$0.01	$0.00	$0.00	$0.00

Weighted Average Shares - Basic	15,036,644	14,961,137	15,085,660	14,961,197

Weighted Average Shares - Diluted	15,169,210	15,060,026	15,224,221	15,064,631

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31,
	2018	February 28,
	(Unaudited)	2018
ASSETS

Current Assets:
Cash and cash equivalents	$1,655,405	$2,016,464
Marketable securities	4,091,994	4,405,900
Accounts receivable (less allowance of $46,000 at August 31 and February 28)	1,293,477	774,778
Inventories, net	1,650,787	1,354,083
Prepaid expenses and other current assets	114,725	139,406
Total current assets	8,806,388	8,690,631

Land	250,000	250,000
Buildings, net	1,770,394	1,807,339
Equipment, furnishings and building improvements, net	531,241	498,401
Intangible assets, net	126,673	136,576
Deferred tax asset	396,387	396,387

TOTAL ASSETS	$11,881,083	$11,779,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$871,181	$652,863
Accrued expenses	746,721	893,192
Customer deposits	430,828	344,098
Current maturities of long term debt	159,404	156,119
Income taxes payable	8,256	84,621
Total current liabilities	2,216,390	2,130,893

Deferred tax liability	385,384	385,384
Long term debt, less current maturities	789,836	870,532
Total liabilities	3,391,610	3,386,809

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,155,560 and 14,986,367 shares issued and outstanding, at August 31 and February 28, respectively	151,556	149,864
Additional paid-in capital	8,915,873	8,901,171
Accumulated deficit	(577,956)	(760,115)
Accumulated other comprehensive income	—	101,605
Total stockholders’ equity	8,489,473	8,392,525

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,881,083	$11,779,334

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended August 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$80,554	$70,514
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	172,130	200,776
Stock based compensation expense	16,394	21,488
Inventory reserve	36,000	50,601
Unrealized loss on marketable securities	129,657	—
Decrease (Increase) in:
Accounts receivable	(518,699)	213,868
Inventories	(332,704)	(275,643)
Prepaid expenses and other current assets	24,682	28,857
(Decrease) Increase in:
Accounts payable and accrued expenses	71,845	220,863
Customer Deposits	88,398	533,485
Income taxes payable	(76,365)	(2,813)
Net Cash (Used In) Provided by Operating Activities	(308,108)	1,061,996

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furnishings	(159,790)	(42,917)
Sale (purchase) of marketable securities	184,249	(1,141,754)
Net Cash Provided by (Used in) Investing Activities	24,459	(1,184,671)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term debt	(77,410)	(74,259)
Net Cash Used In Financing Activities	(77,410)	(74,259)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(361,059)	(196,934)

CASH AND CASH EQUIVALENTS
Beginning of period	2,016,464	2,557,223
End of period	$1,655,405	$2,360,289

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$20,817	$24,031
Income Taxes Paid	$101,426	$58,969

SONO-TEK CORPORATION

ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES

(Unaudited)

Market Sales:

	Three Months Ended August 31,				Change
	2018	% of total	2017	% of total	$	%
Electronics/Microelectronics	$687,000	24%	$737,000	28%	(50,000)	(7%)
Medical	1,170,000	42%	825,000	31%	345,000	42%
Alternative Energy	325,000	12%	306,000	12%	19,000	6%
Emerging R&D and Other	30,000	1%	59,000	2%	(29,000)	(49%)
Industrial	606,000	21%	727,000	27%	(121,000)	(17%)
TOTAL	$2,818,000		$2,654,000		$164,000	6%

	Six Months Ended August 31,				Change
	2018	% of total	2017	% of total	$	%
Electronics/Microelectronics	$1,694,000	31%	$1,713,000	33%	(19,000)	(1%)
Medical	2,051,000	37%	1,396,000	27%	655,000	47%
Alternative Energy	640,000	11%	630,000	12%	10,000	2%
Emerging R&D and Other	101,000	2%	184,000	4%	(83,000)	(45%)
Industrial	1,033,000	19%	1,231,000	24%	(198,000)	(16%)
TOTAL	$5,519,000		$5,154,000		$365,000	7%

Product Sales:

	Three Months Ended August 31,				Change
	2018	% of total	2017	% of total	$	%
Fluxing Systems	$233,000	8%	$193,000	7%	40,000	21%
Integrated Coating Systems	283,000	10%	668,000	25%	(385,000)	(58%)
Multi-Axis Coating Systems	1,270,000	45%	1,004,000	38%	266,000	26%
OEM Systems	520,000	19%	301,000	11%	219,000	73%
Other	512,000	18%	488,000	19%	24,000	5%
TOTAL	$2,818,000		$2,654,000		$164,000	6%

	Six Months Ended August 31,				Change
	2018	% of total	2017	% of total	$	%
Fluxing Systems	$573,000	10%	$485,000	10%	88,000	18%
Integrated Coating Systems	631,000	11%	1,250,000	24%	(619,000)	(50%)
Multi-Axis Coating Systems	2,132,000	39%	1,765,000	34%	367,000	21%
OEM Systems	978,000	18%	611,000	12%	367,000	60%
Other	1,205,000	22%	1,043,000	20%	162,000	16%
TOTAL	$5,519,000		$5,154,000		$365,000	7%